Exhibit 10.1

AMENDMENT TO OFFICE LEASE AGREEMENT

THIS AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”), dated as of March 2, 2016, (the “Effective Date”) is entered into by and between CIRCLE POINT PROPERTIES, LLC, a Delaware limited liability company (the “Landlord”) and ARCA BIOPHARMA, INC., a Delaware corporation (the “Tenant”).

Recitals:

A. Landlord and Tenant entered into that certain Office Lease dated July 21, 2013 (the “Lease”), pertaining to the those certain approximately 5,326 rentable square feet (“RSF”), commonly known as Suite 140 located on the first (1st) floor of the office building located at 11080 Circle Point Road, Westminster, Colorado 80020 (collectively, the “Original Premises”).

B. Landlord and Tenant desire to amend the Lease in the manner and form hereinafter set forth.

C. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Lease.

NOW, THEREFORE, for good and valuable consideration, Landlord and Tenant hereby agree as follows:

1. Extension of Term. The Term of the Lease shall be extended for thirty-eight (38) months commencing on October 1, 2016 (the “Extension Commencement Date”) and terminating at 11:59 p.m. local time on November 30, 2019 (the “Extension Term”). Tenant’s extension hereunder shall be deemed to be Tenant’s exercise of its option to extend pursuant to Exhibit “F” of the Lease and, except as otherwise set forth herein, there shall be no further rights on the part of Tenant to extend the Term under the Lease as amended by this Amendment.

2. Minimum Monthly Rent. Tenant shall continue to pay Minimum Monthly Rent for the Premises, monthly, in accordance with the Lease without regard to this Amendment. Commencing on the Extension Commencement Date and continuing throughout the Extension Term, Tenant shall pay Minimum Monthly Rent for the Premises monthly, in advance, in the manner as set forth in the Lease as follows:

Period	Rate Per RSF	Minimum Monthly Rent

10/1/16 – 11/30/16	$0.00	$0.00
12/1/16 – 11/30/17	$15.50	$6,879.42
12/1/17 – 11/30/18	$16.50	$7,323.25
12/1/18 – 11/30/19	$17.00	$7,545.17

4. Additional Rent. As of the Effective Date and continuing throughout the Extension Term, Tenant shall pay Operating Cost Rent for the Premises in accordance with the Lease; provided, however, that as of the Extension Commencement Date, Tenant’s Proportionate Share for the Premises, pursuant to Section 2.2(f) of the Lease, shall be equal to 3.514% which is the percentage obtained by dividing (a) the number of RSF in the Premises as stated above by (b) the RSF in the Building at the time a respective charge was incurred, which at the time of execution of this Amendment is 151,562 RSF. Notwithstanding anything in the Lease to the contrary, for purposes of calculating the amount payable by Tenant under this Section 4, Operating Costs (with the exception of Uncontrollable Expenses (defined below)) shall not exceed for any calendar year during the Extension Term, other than the first calendar year, the amount of Operating Costs for the preceding calendar year plus five percent (5%) (compounded annually). The term “Uncontrollable Expenses” means expenses relating to the cost of utilities, insurance, real estate taxes and special assessments, permitted capital improvements and snow and ice removal.

5. Condition of Premises. Except as otherwise set forth on the work letter attached as Exhibit B hereto and incorporated herein by this reference (the “Work Letter”), Landlord shall have no obligation for the completion or remodeling of the Premises and Tenant shall accept the Premises in its “as is” condition and configuration as of the Effective Date. Subject to any Tenant Delay Day and force majeure, Landlord agrees to use commercially reasonable efforts to Substantially Complete the Work by June 1, 2016; provided, however, that all Work will be performed during normal business hours except for any drywall and paint portions of the Work. Tenant acknowledges that because Tenant is currently occupying the Premises and that Landlord will perform the Work in the Premises, certain interruption and interference with Tenant’s business will likely occur. Landlord will use reasonable efforts to minimize the interferences with Tenant’s business during the completion of the Work and agrees to use commercially reasonable efforts to perform as much of the Work as possible in the Premises prior to commencing the Work in the Premises. Nevertheless, Tenant waives any and all claims against Landlord for any interruption and interference with Tenant’s business during Landlord’s construction activities including, but not limited to any claims of constructive eviction or any other loss of use or business.

6. Parking. As of the Extension Commencement Date, Tenant shall continue to have the parking rights as set forth in the Lease.

7. Renewal Option. If an Event of Default does not exist at the time of exercise or at the commencement of the Renewal Term (as hereinafter defined), and Tenant is occupying the entire Premises at the time of such election, Tenant may renew the Lease as amended by this Amendment for one (1) additional period of Three (3) years (the “Renewal Term”), by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than six (6) months before the expiration of the Extension Term. The Minimum Monthly Rent payable for each month during such Renewal Term shall be the prevailing rental rate (the “Prevailing Rental Rate”), at the commencement of such Renewal Term, for renewals of space in the Northwest Denver submarket for Class A Buildings, if applicable, of equivalent quality, size, utility and location, with the length of the extended Term, concessions and the credit standing of Tenant to be taken into account. Within thirty (30) days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and any refurbishment allowance and shall advise Tenant of the required adjustment to Minimum Monthly Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the Renewal Term, Landlord and Tenant shall execute an amendment to the Lease as amended by this Amendment for the Renewal Term on the same terms provided in the Lease as amended by this Amendment, except as follows: (a) Minimum Monthly Rent shall be adjusted to the Prevailing Rental Rate; (b) Tenant shall have no further renewal option unless expressly granted by Landlord in writing. If Tenant rejects Landlord’s determination of the Prevailing Rental Rate, then the Prevailing Market Rate shall be determined as set forth below. If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant’s rights under this Section 7 shall terminate and Tenant shall have no right to renew the Lease as amended by this Amendment. Tenant’s rights under this Section 7 shall terminate if (1) the Lease as amended by this Amendment or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in the Lease as amended by this Amendment or sublets any portion of the Premises except in connection with a Permitted Transfer, (3) Tenant fails to timely exercise its option under this Section 7, time being of the essence with respect to Tenant’s exercise thereof, or (4) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of this Amendment. All terms and conditions of the Lease as amended by this Amendment shall be applicable during the Renewal Term except that the amount of Minimum Monthly Rent charged during the Renewal Term shall be at the then Prevailing Market Rent. If within thirty (30) days following delivery of Tenant’s notice, Landlord and Tenant have not mutually agreed on the Prevailing Market Rent for the Renewal Term, then Tenant may elect (A) not to renew the Lease as amended by this Amendment by providing written notice of the same to Landlord, or (B) Tenant may notify Landlord, that Tenant will be hiring a Disinterested Broker (as hereinafter defined), in which case Tenant shall be obligated to renew the Lease as amended by this

Amendment. Within ten (10) days after the expiration of the thirty (30) day negotiation period, each party shall give written notice to the other setting forth the name and address of a Disinterested Broker selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. If either party shall fail to select a Disinterested Broker as aforesaid, then the Disinterested Broker selected by the other party shall determine the Prevailing Market Rent. Each Disinterested Broker shall thereupon independently make his determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Disinterested Broker. If the two Disinterested Brokers determinations are not the same, but the higher of such two values is not more than one hundred ten percent (110%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values; provided, however, that in no event shall the Prevailing Market Rent determined as aforesaid be deemed to be less than the Minimum Monthly Rent payable under the Lease as amended by this Amendment during the calendar year immediately preceding the first calendar year of the Renewal Period. If the higher of such two values is more than one hundred percent ten (110%) of the lower of them, then the two Disinterested Brokers shall jointly appoint a third Disinterested Broker within ten (10) days after the second of the two determinations described above has been rendered. The third Disinterested Broker shall independently make his determination of the Prevailing Market Rent within twenty (20) days after his appointment. The highest and the lowest determinations of value among the three Disinterested Brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Market Rent. Within thirty (30) days after the Prevailing Market Rent is determined as aforesaid, the Tenant shall execute an amendment to the Lease as amended by this Amendment setting forth the new Minimum Monthly Rent to be paid for the Renewal Period. If Tenant fails to execute an amendment or deliver such written notice as set forth hereinabove, Tenant’s rights under this Section 7 shall terminate and the Lease as amended by this Amendment shall terminate at the end of the Extension Term. For the purposes of this Section 7, “Disinterested Broker” shall mean a real estate broker licensed in Colorado, who has been regularly engaged in such capacity in the business of commercial office leasing in the Northwest Submarket for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Disinterested Broker and one-half of the cost of the third Disinterested Broker.

8. Brokers. Tenant and Landlord hereby warrant and represent each to the other that neither has engaged any brokers or agents in the transaction which resulted in this Amendment other than Cushman & Wakefield of Colorado, Inc., (“Landlord’s Broker”) and Transwestern (“Tenant’s Broker”), which has acted as Tenant’s broker and which shall be paid a commission by Landlord pursuant to a separate agreement. Tenant shall indemnify Landlord against any expense incurred as a result of any claim for brokerage or other commissions made by any other broker, finder, or agent, whether or not meritorious, employed by Tenant or claiming by, through, or under Tenant.

9. Interpretation. If there is any conflict between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall govern. Except as herein specifically set forth, all other provisions of the Lease shall remain in full force and effect and be binding upon the parties in accordance with their terms. The Lease as hereby amended is in full force and effect, is hereby ratified and affirmed by the parties, and is binding upon the parties in accordance with its terms.

10. Time of Essence. Time is of the essence herein and, unless waived by Landlord (which it shall have the right, but not the obligation, to do so) this Amendment is contingent upon execution and delivery by Tenant to Landlord no later than 5:00 p.m.,            , 2016.

11. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which when taken together, shall constitute a whole. It shall be fully executed when each Party whose signature is required has signed at least one counterpart notwithstanding that all parties have not executed the same counterpart. The Parties agree that signatures transmitted by facsimile shall be binding as if they were original signatures.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written and is effective upon delivery of a fully executed copy to Tenant.

LANDLORD:

CIRCLE POINT PROPERTIES, LLC,
a Delaware limited liability company

By:	NORTHRIDGE CAPITAL, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ Kevin J. Fay
	Name:	Kevin J. Fay
	Title:	Vice President, Finance

TENANT:

ARCA BIOPHARMA, INC.,
a Delaware corporation

By:	/s/ Brian Selby
Name:	Brian Selby
Title:	Vice President, Finance

ATTEST:

By:	/s/ Thomas A. Keuer
Name:	Thomas A. Keuer
Title:	Chief Operating Officer

EXHIBIT A

(The Work Letter)

1. Acceptance of Premises. Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Amendment is entered into.

2. Space Plans. Landlord agrees, at its sole cost and expense, to finish the Premises using Building Standard (as hereinafter defined) materials and quantities in accordance with a mutually acceptable space plan prepared by Interior Architects, Inc. (the “Architect”), dated November 17, 2015 (the “Space Plans”) to be attached as Schedule 1 hereto and incorporated herein by this reference, including (a) installing new 3/8” glass in u-channel approximately 6’ wide x 9’ high in the huddle room located in the Premises; (b) furnishing and installing one VAV Box if deemed necessary by Landlord’s mechanical engineer; (d) installing two (2)  1⁄4”x 3’ wide x 2’ high transom/clerestory windows in u-channel at conference room in the Premises; and (b) furnishing and performing one (1) new core drill in the large conference room within the Premises (collectively, the “Work”) as depicted on Schedule 1.

3. Working Drawings/Performance of the Work. If the scope of the Work and/or the Tenant Work so requires, Landlord’s architects and engineers will prepare architectural, mechanical and electrical working drawings that are consistent with the Space Plans (the “Working Drawings”). If any of Tenant’s proposed construction work will affect the Building’s Structure or the Premises’ and Building’s Systems, then the working drawings pertaining thereto must be approved by Landlord’s engineer. Landlord’s approval of such working drawings shall not be unreasonably withheld, provided that (1) they comply with all Laws, (2) the improvements depicted thereon do not adversely affect (in the reasonable discretion of Landlord) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), the exterior appearance of the Building, or the appearance of the Building’s Common Areas or elevator lobby areas (if any), (3) such working drawings are sufficiently detailed to allow construction of the improvements in a good and workmanlike manner, and (4) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, “Working Drawings” shall mean the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and “Work” shall mean all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Building as a result of the improvements indicated by the Working Drawings. Landlord’s approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any applicable law, but shall merely be the consent of Landlord thereto. Tenant shall, at Landlord’s request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings (if required, else the Space Plans) have been approved, Landlord shall cause the Work to be performed in substantial accordance with the Working Drawings, using contractors and subcontractors selected by Landlord. Landlord assumes no liability for special, consequential, or incidental damages of any kind whatsoever in connection with the design or construction of the Work, and makes no representations, warranties, or guaranties regarding the same, expressed or implied, including, without limitation, warranties of merchantability, fitness for a particular purpose, or of habitability.

4. Change Orders. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed; however, (a) if such requested change would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, or (3) the appearance of the Building’s Common Areas or elevator lobby areas (if any), or (b) if any such requested change might delay the Extension Commencement Date, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with an accurate architectural “as-built” plan of the Work as constructed, which plan shall be incorporated into this Exhibit A by this reference for all purposes.

5. Definitions. As used herein, a “Tenant Delay Day” shall mean each day of delay in the performance of the Work that occurs (a) because of Tenant’s failure to timely deliver or approve any required documentation such as the Space Plans or Working Drawings, (b) because of any change by Tenant to the Space Plans or Working Drawings, (c) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials, or (d) because a Tenant Party otherwise delays completion of the Work. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises has been performed in substantial accordance with the Working Drawings, as reasonably determined by Landlord (other than any details of construction, mechanical adjustment or other similar matter, the noncompletion of which does not materially interfere with Tenant’s use or occupancy of the Premises).

6. Walk-Through; Punchlist. When Landlord considers the Work in the Premises to be Substantially Completed, Landlord will notify Tenant and within three (3) Business Days thereafter, Landlord’s representative and Tenant’s representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord’s representative nor Tenant’s representative shall unreasonably withhold his or her agreement on punchlist items. Landlord shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within thirty (30) days after agreement thereon; however, Landlord shall not be obligated to engage overtime labor in order to complete such items.

7. Costs. Landlord shall bear the entire cost of performing the Work depicted on the Space Plans initially submitted to and approved by Landlord. Tenant shall bear the additional costs incurred in performing the Work because of any event specified in clause 4, 5.(a), 5.(b), 5.(c), or 5.(d) of this Exhibit. Tenant shall pay Landlord an amount equal to fifty percent (50%) of the estimated additional costs of any change to the Space Plans or the Working Drawings at the time of such change; Tenant shall pay to Landlord the remaining portion of additional costs incurred in performing the Work because of an event specified in clauses 4, 5.(a), 5.(b), 5.(c), or 5.(d) of this Exhibit upon Substantial Completion of the Work. In consideration for Landlord’s management and supervision for services performed in connection with clauses 4, 5.(a), 5.(b), 5.(c), or 5.(d), Tenant shall pay to Landlord a construction management fee equal to five percent (5%) of the additional costs specified in this Section 7.

8. Construction Representatives. Landlord’s and Tenant’s representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord’s Representative:

Susan Roberts
c/o Cushman & Wakefield
11080 Circle Point Road, Suite 420
Westminster, Colorado 80020
Telephone: (303) 410-8979
Telecopy: (303) 410-8980

Tenant’s Representative:

c/o

Telephone:
Telecopy:

9. Miscellaneous. To the extent not inconsistent with this Exhibit, Sections 11 and 12 of the Lease shall govern the performance of the Work and Landlord’s and Tenant’s respective rights and obligations regarding the improvements installed pursuant thereto.

Schedule 1

Full Height Glass Wall
Transom Windows
Core Drill
Transom Windows
Move Door Here
IA INTERIOR ARCHITECTS
D E N V E R
1726 CHAMPA STREET, SUITE 100
DENVER, COLORADO 80202
TEL 303-672-8500 FAX 303-672-8501
© 2015 INTERIOR ARCHITECTS, INC. A COLORADO CORPORATION
Project Name: CPP2 – ARCA TEST FIT – OPTION 1
Job Number:
Refer To Drawing:
Issue:
Date: 11.17.2015
Scale: N.T.S.
Drawing: TF-1